Exhibit 10.6

ADVISORY SERVICES AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”) is made and entered into as of the Closing Date (the “Effective Date”), by and between Ryan Layton, an individual (“Advisor”), and Cycurion, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings given in the Merger Agreement (as defined below).

WHEREAS, pursuant to that certain Merger Agreement, dated as of May 21, 2026, by and among the Company, Cycurion Merger Sub, LLC, and Secuvant, LLC (“Secuvant”) (the “Merger Agreement”), Cycurion Merger Sub, LLC merged with and into Secuvant, with Secuvant surviving as a wholly owned subsidiary of the Company (the “Merger”), with such Merger becoming effective on the Closing Date (as defined in the Merger Agreement);

WHEREAS, Advisor previously served as the Chief Executive Officer of Secuvant and possesses substantial knowledge and relationships relating to Secuvant’s business, including the Panoptic product line; and

WHEREAS, in connection with the Merger, the Company desires to engage Advisor to provide certain advisory services, and Advisor desires to provide such services to the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

I. SERVICES:

a.	Advisor shall provide advisory services to the Company on a non-exclusive, part-time, best-efforts basis, as reasonably requested by the Chief Executive Officer of the Company (the “CEO”) from time to time.

b.	The scope of services is described in Appendix A (the “Services”). The Parties may modify the Services by written agreement without amending this Agreement.

c.	Advisor shall determine the means and methods of performing the Services. Nothing in this Agreement shall prevent Advisor from engaging in other business or professional activities.

II. TERM:

a.	Effectiveness; Contingent on Closing. This Agreement is being executed and delivered concurrently with, and is contingent upon, the closing of the Merger (the “Closing”) under the Merger Agreement. This Agreement shall become effective only upon, and is expressly conditioned upon, the consummation of the Closing, at which time it shall be effective as of the Closing Date. If the Merger Agreement is terminated in accordance with its terms, or the Closing otherwise fails to occur, this Agreement shall automatically terminate and be null and void ab initio, with no liability on the part of either Party and no rights or obligations arising hereunder.

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b.	Initial Term. This Agreement shall commence on the Effective Date and continue for six (6) months thereafter (the “Initial Term”).

c.	Renewal. This Agreement may be renewed for one additional six (6) month period (the “Renewal Term,” and together with the Initial Term, the “Term”) upon mutual written agreement of the Parties (which may be by email) executed not later than thirty (30) days prior to expiration of the Initial Term. If not so renewed, this Agreement shall expire at the end of the Initial Term.

d.	Termination. After the first ninety (90) days following the Effective Date, either Party may terminate this Agreement, with or without cause, upon thirty (30) days’ prior written notice to the other Party. Either Party may also terminate this Agreement immediately upon written notice in the event of the other Party’s material breach that is not cured within fifteen (15) days following written notice describing such breach in reasonable detail. Failure by the Company to pay any undisputed invoice when due shall be deemed a material breach.

III. FEES AND EXPENSES:

a.	Retainer. The Company shall pay Advisor a monthly retainer of Three Thousand Dollars ($3,000) per month (the “Retainer”) for the Services.

b.	Invoicing and Payment. Advisor shall invoice the Company on the first day of each month for the Retainer for that month, in advance. Each invoice shall be due upon receipt and payable by the Company by no later than the fifteenth (15th) day of the month, via ACH or wire transfer to an account designated by Advisor.

c.	Proration. Any partial month at the beginning or end of the Term shall be prorated based on the number of days in such month during which this Agreement was in effect.

d.	Expenses. The Company shall reimburse Advisor for reasonable, documented out-of-pocket expenses incurred in performing the Services, provided that any individual expense over $500 (or aggregate monthly expenses over $1,000) shall require the Company’s prior written approval (which may be by email). Reimbursement shall be paid within thirty (30) days of receipt of an expense submission with supporting documentation.

e.	No Other Compensation. Except as set forth herein, Advisor shall not be entitled to any other compensation or benefits in connection with the Services. For the avoidance of doubt, nothing in this Agreement shall affect any consideration payable to Advisor in his capacity as a former equityholder of Secuvant under the Merger Agreement, including any Earn-Out payments.

IV. INDEPENDENT CONTRACTOR:

Advisor is engaged as an independent contractor and not as an employee, agent, joint venturer, or partner of the Company. Advisor shall be solely responsible for all federal, state, and local taxes on amounts paid hereunder; the Company shall not withhold any such taxes from the Retainer. Advisor shall not be entitled to participate in any of the Company’s employee benefit plans. Advisor shall have no authority to bind the Company without the CEO’s prior written consent.

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V. CONFIDENTIALITY:

a.	During the Term and for five (5) years thereafter (or indefinitely with respect to any information constituting a trade secret under applicable law), Advisor shall hold in confidence all non-public, confidential, and proprietary information of the Company and its affiliates (“Confidential Information”) and shall use such Confidential Information solely to perform the Services.

b.	The foregoing shall not apply to information that (i) becomes publicly available through no breach by Advisor, (ii) was rightfully known to Advisor on a non-confidential basis before the Effective Date, (iii) is rightfully received from a third party not under a confidentiality obligation, or (iv) is required to be disclosed by law or legal process (in which case Advisor shall give the Company prompt notice and reasonable cooperation).

c.	Upon expiration or termination of this Agreement, Advisor shall return or destroy all Confidential Information in Advisor’s possession, except one archival copy retained for legal or recordkeeping purposes.

VI. WORK PRODUCT:

Any deliverables, materials, or work product that Advisor (i) creates at the Company’s specific request in connection with the Services, or (ii) creates that specifically relates to the Panoptic product line, shall be the property of the Company, and Advisor hereby assigns to the Company all right, title, and interest therein. For the avoidance of doubt, this Section VI shall not be construed to assign to the Company, or to restrict Advisor’s use of, Advisor’s general skills, knowledge, experience, or know-how, or any intellectual property created independently of the Services.

VII. NON-SOLICITATION:

During the Term and for twelve (12) months thereafter, Advisor shall not, directly or indirectly, solicit for employment any employee of the Company or its affiliates with whom Advisor had material contact during the Term; provided that this shall not prohibit general advertisements not specifically targeted at such persons or the hiring of any person who responds to such advertisement or initiates contact with Advisor.

VIII. LIMITATION OF LIABILITY:

a.	Except in the case of fraud, willful misconduct, or breach of Section V (Confidentiality), neither Party shall be liable to the other for any indirect, consequential, special, or punitive damages.

b.	Except in the case of fraud or willful misconduct, the aggregate liability of either Party arising out of this Agreement shall not exceed the greater of (i) the total Retainer fees paid or payable hereunder, and (ii) Eighteen Thousand Dollars ($18,000). This cap shall not limit the Company’s obligation to pay any Retainer or expense reimbursement properly owed under this Agreement.

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IX. MISCELLANEOUS:

a.	Entire Agreement. This Agreement, including Appendix A, is the entire agreement between the Parties on this subject and supersedes prior agreements relating thereto. This Agreement does not amend or supersede the Merger Agreement.

b.	Amendments. This Agreement may be amended only by a written instrument signed by both Parties (provided that Appendix A may be modified as set forth in Section I(b)).

c.	Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent, provided that the Company may assign to any affiliate or successor by merger or sale of substantially all of its assets.

d.	Governing Law; Jurisdiction. This Agreement is governed by the laws of the State of Delaware, and the Parties consent to the exclusive jurisdiction of the state and federal courts located in Delaware. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY.

e.	Notices. All notices shall be in writing and shall be deemed given when delivered personally, by overnight courier, or by email (with confirmation of receipt), to the addresses on the signature page.

f.	Counterparts. This Agreement may be executed in counterparts and by electronic signature, each of which together shall constitute one instrument.

g.	Severability. If any provision is held invalid, the remaining provisions shall continue in full force, and the Parties shall negotiate in good faith to replace the invalid provision with one reflecting the original intent.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

COMPANY:

CYCURION, INC.

By:	/s/ L. Kevin Kelly
Name:	L. Kevin Kelly
Title:	Chief Executive Officer
Email:	kevin.kelly@cycurion.com

ADVISOR:

By:	/s/ Ryan Layton
Name:	Ryan Layton
Email:	ryan.layton@secuvant.com

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APPENDIX A

SCOPE OF SERVICES

Advisor shall provide advisory services on a best-efforts, non-exclusive, part-time, ad hoc basis, as reasonably requested by the CEO. The Services are advisory in nature, and Advisor does not guarantee any specific outcome.

Customer and Partner Relationships:

The Advisor shall use commercially reasonable efforts to support the Company in maintaining and developing relationships with legacy Secuvant customers, partners, vendors, and other third parties of historical importance to the business, including without limitation:

●	introducing the Company’s leadership and account-management personnel to key customer contacts, channel partners, resellers, and strategic vendors;

●	participating in customer or partner meetings or calls, including jointly with the Company’s personnel where appropriate, to facilitate the transition of relationships to the Company’s team;

●	providing historical context on customer accounts, including the background of the relationship, key personnel, prior commitments or understandings, and any pending matters or sensitivities;

●	supporting the Company’s efforts to retain, renew, or expand existing customer engagements, including with respect to the Panoptic product line; and

●	responding to reasonable inquiries from the Company’s personnel regarding customer or partner relationships and historical business practices.

Integration and Transition Support:

The Advisor shall use commercially reasonable efforts to support the Company’s post-closing integration of the Secuvant business, including:

●	supporting the integration of operational systems, processes, and policies, including identification of legacy practices that should be preserved, modified, or retired;

●	advising on the transition and continuity of Secuvant’s billing practices, including customer invoicing, billing cycles, collections, and accounts-receivable workflows;

●	providing context and continuity with respect to material contracts, regulatory matters, intellectual property, and other operational assets of legacy Secuvant; and

●	identifying key institutional knowledge and assisting with knowledge transfer to the Company’s personnel.

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